SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________________
SCHEDULE 14A
(Rule 14a-101) Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HYPERSPACE COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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CALCULATION OF FILING FEE

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

Dear HyperSpace Shareholders:	November 22, 2006

You are cordially invited to attend the Annual Meeting of Shareholders of HyperSpace Communications, Inc. The meeting will be held on December 22, 2006 at 9:00 a.m. local time at our corporate offices located at 906 E. Karcher Road, Nampa, ID 83687. At the Annual Meeting, we will ask you to vote on the following proposals:

1.	A proposal to ratify and approve the issuance of up to $20 million of convertible debentures and warrants as more fully described in the accompanying Proxy Statement;
2.	A proposal to amend our Amended and Restated Articles of Incorporation to increase the number of shares of common stock we can issue from 50,000,000 shares to 100,000,000;
3.	A proposal to amend our Articles of Incorporation to change the name of the Company to MPC Corporation; and
4.	A proposal to reclassify one member of our Board of Directors to serve for the term as more fully described in the accompanying Proxy Statement until his or her successor is elected and qualified.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Thank you for your consideration of these proposals and for your continued support.

Sincerely,

John P. Yeros

Chairman and Chief Executive Officer

__________

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on December 22, 2006

__________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of HyperSpace Communications, Inc., will be held at our corporate offices located at 906 E. Karcher Road, Nampa, ID 83687, at 9:00 a.m. local time, on December 22, 2006. Only shareholders who owned stock at the close of business on the record date, October 13 2006, can vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to vote on the following proposals:

1.	A proposal to ratify and approve the issuance of up to $20 million of convertible debentures and warrants as more fully described in the accompanying Proxy Statement;
2.	A proposal to amend our Amended and Restated Articles of Incorporation to increase the number of shares of common stock we can issue from 50,000,000 shares to 100,000,000;
3.	A proposal to amend our Articles of Incorporation to change the name of the Company to MPC Corporation; and
4.	A proposal to reclassify one member of our Board of Directors to serve for the term as more fully described in the accompanying Proxy Statement until his or her successor is elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT.

All shareholders are cordially invited to attend the Annual Meeting in person.

YOUR VOTE IS VERY IMPORTANT. To assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible, even if you plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting. Simply attending the meeting, however, will not revoke your proxy. Returning your proxy card without indicating how you want to vote will have the same effect as a vote FOR each of the four proposals. Failure to return a properly executed proxy card or vote in person at the meeting will have the same effect as a vote AGAINST the proposal to issue up to $20,000,000 of convertible debentures and warrants. This proxy statement provides you with detailed information about the proposals and the election of directors. We encourage you to read this entire document carefully.

By order of the Board of Directors,

John P. Yeros

Chief Executive Officer

November 22, 2006

Please note that attendance at our Annual Meeting will be limited to shareholders who owned stock at the close of business on the record date of October 13, 2006, or their authorized representatives, and guests.

TABLE OF CONTENTS

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
Record Date and Outstanding Shares
Revocability of Proxies
Quorum and Voting
Solicitation of Proxies

MATTERS BEING SUBMITTED TO THE VOTE OF OUR SHAREHOLDERS

RATIFICATION AND APPROVAL OF SALE AND ISSUANCE OF UP TO $20,000,000 OF CONVERTIBLE DEBENTURES AND WARRANTS (PROPOSAL 1)
Background
Summary of Terms of September 2006 and October 2006 Private Placements
Reason for Seeking Shareholder Approval
Effects of Approving the Proposal
Effects of NOT Approving the Proposal
Vote Required and Board of Directors Recommendation

INCREASE IN AUTHORIZED SHARES (PROPOSAL 2)
Background
Purpose and Effect of the Amendment
Vote Required and Board of Directors’ Recommendation

CORPORATE NAME CHANGE (PROPOSAL 3)
Vote Required and Board of Directors Recommendation

RECLASSIFICATION OF DIRECTOR (PROPOSAL 4)
Nominee for Election of Class II Director Whose Term Expires in 2009

DIRECTORS CONTINUING IN OFFICE
Continuing Class I Director Whose Term Expires in 2008
Continuing Class II Director Whose Term Expires in 2007

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Board Attendance

Board of Directors Compensation
Corporate Governance and Standing Committees of the Board of Directors
Compensation Committee
Audit and Corporate Governance Committee
Nominating Committee
Shareholder Communications With the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

EQUITY COMPENSATION PLANS

EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal Year 2005
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Employment Agreements and Termination of Employment and Change in Control Arrangements
Employment Agreement of John P. Yeros
Employment Agreement of Michael S. Adkins
Employment Agreement of Mark A. Pougnet
Employment Agreement of Brian T. Hansen
Employment Agreement of Adam M. Lerner
Employment Agreement of Michael R. Whyte
Securities Authorized For Issuance Under Equity Compensation Plan
Change in Control Agreement
Compensation Committee Report on Executive Compensation
General Compensation Policy
Factors
Base Salary
Annual Incentives
Long Term Incentives
CEO Compensation
Compliance with Internal Revenue Code Section 162(m)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

REPORT OF THE AUDIT COMMITTEE

INDEPENDENT PUBLIC ACCOUNTANTS
Independent Auditor Fees
Audit and Corporate Governance Committee Pre-Approval Policy

SHAREHOLDERS PROPOSALS
Submission of Shareholders Proposals for Inclusion in Proxy Statement
Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

OTHER BUSINESS

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

HYPERSPACE COMMUNICATIONS, INC.

__________

PROXY STATEMENT

__________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of HyperSpace Communications, Inc. of proxies for use at the Annual Meeting of Shareholders to be held at our corporate offices located at 906 E. Karcher Road, Nampa, ID 83687, at 9:00 a.m. local time, on December 22, 2006 or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying proxy card will be mailed to shareholders on or about December 6, 2006.

Record Date and Outstanding Shares

Only holders of record of our common stock at the close of business on the record date, October 13, 2006, are entitled to notice of and to vote at the Annual Meeting. Holders of unexercised options or warrants are not entitled to notice of, or to vote at, the Annual Meeting. On the record date, 12,147,438 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

• notifying the Secretary of HyperSpace in writing before the Annual Meeting;
• delivering to the Secretary of HyperSpace before the Annual Meeting a signed proxy with a later date; or
• attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to reclassification of a director (Proposal 4), Mr. Yeros will be reclassified if he receives the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. If no votes affirmative votes are cast, Mr. Yeros will remain a Class III director.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendation.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Abstentions and broker non-votes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purposes of voting on such proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

We have retained our transfer agent, Computershare Trust Company, to aid in the solicitation of proxies, whose fees plus reasonable expenses will be borne by HyperSpace. Proxies may be solicited by personal interview, mail, electronic mail or telephone. In addition, HyperSpace may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

MATTERS BEING SUBMITTED TO THE VOTE OF OUR SHAREHOLDERS

RATIFICATION AND APPROVAL OF SALE AND ISSUANCE OF UP TO

$20,000,000 OF CONVERTIBLE DEBENTURES AND WARRANTS (PROPOSAL 1)

Background

After evaluating our current cash position and the available opportunities to obtain additional financing to support our efforts to continue our recapitalization plan, our Board of Directors approved a private placement of up to $20,000,000 of convertible debentures. We closed the private placement of convertible debentures for an aggregate of $4,550,000 on September 6, 2006 and an aggregate of $4,936,250 on October 4, 2006. As part of the private placements we also issued to the purchasers warrants to purchase an aggregate of 4,743,125 shares of our Common Stock. We cannot precisely determine the number of shares of our Common Stock that will be issued as a result of the private placements because we issued securities that convert into, or are exercisable for, Common Stock, or under certain circumstances make payments in cash, and because the securities issued in the private placement include anti-dilution protections that would require us to issue additional shares of Common Stock if certain triggering events occur.

Summary of Terms of September 2006 and October 2006 Private Placements

On September 6, 2006 and October 4, 2006, we entered into substantially similar Securities Purchase Agreements with certain purchasers (the “Investors”) pursuant to which we sold to the Investors convertible debentures for an aggregate of $9,486,250. The Investors also received an aggregate of 4,743,125 warrants to purchase Common Stock for $1.10 per share. Additionally, each of Toibb Investment LLC and Crestview Capital Master, LLC rolled $5,000,000 in convertible debentures purchased on April 24, 2006 (as described more fully in our Form 8-K filed with the Securities and Exchange Commission on April 28, 2006) plus all accrued but unpaid interest thereon in an amount equal to $226,000 into the convertible debentures and received 2,613,000 additional warrants to purchase shares of our Common Stock. If the sale and issuance of the securities issued to the Investors (this Proposal 1), including an amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of authorized Common Stock (Proposal 2) is approved by our shareholders at the Annual Meeting, the convertible debentures will become convertible into shares of Common Stock at a conversion price of $0.75 per share. Certain of our major shareholders, including our Chairman and Chief Executive Officer, representing approximately 36% of the issued and outstanding Common Stock, have signed voting agreements agreeing to vote for Proposals 1 and 2. The convertible debentures may not be converted, and the warrants may not be exercised, if they would result in the issuance of greater than 19.999% of the issued and outstanding Common Stock unless shareholder approval of the private placements has been obtained.

The convertible debentures issued in the private placements accrue interest at 12% per annum and the aggregate principal amount becomes due and payable three years from the date of issuance. If shareholder approval of the private placements is obtained, the convertible debentures are convertible at the option of the holders into shares of Common Stock at an initial conversion price of $0.75 per share, subject to adjustment as set forth in the convertible debentures. In the event that the convertible debentures are not repaid on the maturity date, we will be in default and the convertible debentures will begin to accrue interest at a rate of 22% per annum or the maximum amount permitted by law, whichever is less. The convertible debentures contain various customary events of default as well as negative covenants that, among other things, prohibit us from incurring additional debt without consent.

The warrants are for a term of 5 years, have an exercise price of $1.10 per share and permit cashless exercise. The exercise price is subject to customary adjustments as set forth therein. Both the convertible debentures and the warrants contain provisions limiting conversion and exercise, or issuance of shares in lieu of interest, as the case may be, in the event that the holder’s beneficial ownership of our Common Stock would exceed 9.99%. Additionally, the warrants do not become fully exercisable unless Proposals 1 and 2 are approved by the shareholders.

We concurrently entered into a Registration Rights Agreement with the Investors that requires us to register all of the Common Stock issued and underlying the securities sold to the Investors. Such registration must be effective 120 days after September 6, 2006 (150 days if the registration statement receives a “full review” by the Securities and Exchange Commission). The Registration Rights Agreement contains customary indemnification and contribution provisions.

The documents relating to the private placements are attached as exhibits to the Current Reports on Form 8-K filed September 11, 2006 and October 5, 2006 with the Securities and Exchange Commission. We recommend that you review these documents. Shareholders may also receive copies of the private placement documentation by contacting us at 906 E. Karcher Road, Nampa, ID 83687, Attn: Investor Relations, telephone number (208) 893-4398, facsimile number (208) 892-7255.

Reason for Seeking Shareholder Approval

Section 713 of the AMEX Company Guide requires shareholder approval for the sale, issuance or potential issuance of common stock (or securities convertible into common stock) at a price less than the greater of book or market value equals 20% or more of the presently outstanding common stock. Since the convertible debentures are convertible (if shareholder approval of the private placement is obtained), and the warrants exercisable, at prices below fair market value, and the number of shares of our Common Stock potentially issuable could exceed 20% of our currently issued and outstanding Common Stock, we must obtain shareholder approval for the private placements. We are also obligated pursuant to the terms of the Securities Purchase Agreements pursuant to which we sold the convertible debentures and warrants to attempt to obtain shareholder approval for the private placements. If we obtain shareholder approval of the private placements the convertible debentures will become fully convertible, the warrants will become fully exercisable, and we will have the option of paying interest accrued on the convertible debentures in shares of Common Stock rather than by using our limited cash resources.

IF WE DO NOT OBTAIN SHAREHOLDER APPROVAL OF THE PRIVATE PLACEMENTS, WE MAY BE REQUIRED TO PAY INTEREST AND/OR TO REDEEM ALL OR A PORTION OF THE OUTSTANDING CONVERTIBLE DEBENTURES BY USING OUR LIMITED CASH RESOURCES INSTEAD OF USING OUR COMMON STOCK. ADDITIONALLY, THE WARRANTS WILL NOT BE EXERCISABLE IN FULL AND WE WILL BE REQUIRED TO CONTINUE SEEKING SHAREHOLDER APPROVAL OF THE PRIVATE PLACEMENTS, WHICH COULD BE COSTLY.

Our Board of Directors has determined that the private placements and any subsequent private placements on similar terms are in the best interests of the company because the funds raised and to be raised will provide us with necessary operating capital. The Board of Directors considered the benefits and costs of the private placements, as well as the lack of other viable alternatives, and concluded that the terms set forth in these private placements were in the best interests of the company and represented the best alternative available to us to meet our funding needs. The Board of Directors therefore approved the September 2006 private placement. The Board of Directors also approved the sale and issuance of additional convertible debentures and warrants on similar terms in future private placements, up to an aggregate of $20,000,000 including the $4,550,000 sold in the September 2006 private placement and the $4,936,250 sold in the October 2006 private placement. In addition to ratifying and approving the September 2006 and October 2006 private placements, we are also asking you to approve the sale and issuance of additional convertible debentures and warrants up to an aggregate of $20,000,000. Additional sales may be necessary to address our funding requirements and liquidity constraints. We anticipate that additional sales will be on terms and conditions similar to those in the September 2006 and October 2006 private placements, with such changes, including to dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters, as the Board of Directors deems necessary in its discretion.

Effects of Approving the Proposal

The issuance of shares of our Common Stock upon the conversion of the convertible debentures, the payment of interest and the exercise of the warrants will result in dilution to the equity interests of other holders of our Common Stock. Specifically, the issuance of the additional Common Stock will result in a decrease of the relative voting control of the Common Stock issued and outstanding prior to any issuance of our Common Stock pursuant to the terms of the private placements, and any public resale of our Common Stock following the conversion, payment and/or exercise may depress the prevailing market price of the Common Stock. Even prior to the time of actual conversion, payment and/or exercise and public resale, the market “overhang” resulting from the mere existence of our obligation to honor such transactions could depress the market price of our Common Stock.

Effects of NOT Approving the Proposal

If the proposal is not approved, we will not be able to pay interest in the convertible debentures in shares of our Common Stock and will be forced to use our limited cash resources to pay such interest. We may not have sufficient cash to pay the interest, which could cause us to default. Additionally, we are obligated by the terms of the Securities Purchase Agreement pursuant to which we sold the convertible debentures and warrants, to continue to attempt to obtain shareholder approval for the private placement which could be costly. Further, we will be forced to seek alternative funding methods for additional financing and the Board of Directors has already determined that the private placement described herein is the best alternative available to us.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast in person or by proxy at the meeting will be required to ratify and approve the sale and issuance of up to $20,000,000 of convertible debentures and warrants, including those already sold in the September 2006 and October 2006 private placements. Abstentions will NOT be counted toward the tabulation of votes cast on the proposal. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved. Proposals 1 and 2 must both be approved by the shareholders or neither will be effective.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION AND APPROVAL OF THE SALE AND ISSUANCE OF UP TO $20,000,000 OF CONVERTIBLE DEBENTURES AND WARRANTS, INCLUDING THOSE ALREADY SOLD IN THE SEPTEMBER 2006 AND OCTOBER 2006 PRIVATE PLACEMENTS.

INCREASE IN AUTHORIZED SHARES (PROPOSAL 2)

Background

Under Colorado law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under our Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation currently authorize the issuance of up to 50,000,000 shares of common stock. As of October 13, 2006:

•	12,147,438 shares of common stock were outstanding;
•	5,506,237 unissued shares of common stock were reserved for issuance under our incentive plans;
•	17,595,047 unissued shares of common stock were reserved for issuance upon conversion of outstanding warrants; and
•	approximately 19,964,373 unissued shares of common stock were reserved for issuance upon conversion of $15,580,250 in convertible debt securities.

Our Amended and Restated Articles of Incorporation do not authorize sufficient shares of common stock to be issued upon the exercise of warrants, and conversion of debentures, that we issued in the private placement closed in September 2006 (and discussed in Proposal 1 above) and that we may issue in future private placements. Our Board of Directors also believes that additional shares should be authorized for future purposes. In order to ensure that sufficient shares of common stock will be available for issuance by us, our Board of Directors has approved, subject to shareholder approval, an amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of common stock authorized for issuance to 100,000,000 shares.

Purpose and Effect of the Amendment

The purpose of the proposed amendment to our Amended and Restated Articles of Incorporation is to authorize additional shares of common stock underlying the securities issued in the convertible debenture private placements closed in September 2006 and October 2006 and that we may issue in future private placements, and an additional number of shares that will be available in the event our Board of Directors determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, raising additional capital, acquiring other businesses, establishing strategic relationships with corporate partners or providing equity incentives to employees and officers or for other corporate purposes. The availability of additional shares of common stock is particularly important if we need to undertake any of the foregoing actions on an expedited basis and wish to avoid the time and expense of seeking shareholder approval for an amendment to our Amended and Restated Articles of Incorporation in connection with the contemplated issuance of common stock. Other than as discussed in the convertible debenture Proposal above, we have no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or requirements of the American Stock Exchange.

The increase in authorized common stock will not have any immediate effect on the rights of existing shareholders. However, the Board of Directors will have the authority to issue common stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or the requirements of the American Stock Exchange. To the extent that additional shares are issued in the future, they would decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of HyperSpace without further action by the shareholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of HyperSpace more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of HyperSpace. Our Board of Directors is not currently aware of any attempt to take over or acquire us. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

If the proposed amendment is approved by our shareholders, the first sentence of Article IV of our Amended and Restated Articles of Incorporation will be amended in its entirety to read as follows:

“IV. Capital Stock. The Corporation is hereby authorized to issue One Hundred-One Million (101,000,000) shares of capital stock, of which One Hundred Million (100,000,000) shares shall be “Common Stock” (defined below) and One Million (1,000,000) shares shall be “Preferred Stock” (defined below).”

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the total votes cast at the annual meeting, so long as a majority of the common stock outstanding is represented at the annual meeting, either in person or by proxy, is required for approval of this proposal. Proposals 1 and 2 must both be approved by the shareholders or neither will be effective.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 100,000,000 SHARES.

CORPORATE NAME CHANGE (PROPOSAL 3)

Since our acquisition of MPC Computers in July 2005, MPC has become our primary asset and our only significant line of business. The Board of Directors approved changing our name to “MPC Corporation”. We have become a holding company for the MPC Computers operating business, and the purpose of the change is to more closely align the corporate name with our primary business. To effect this name change, we will need to amend our Amended and Restated Articles of Incorporation by filing Articles of Amendment with the Colorado Secretary of State. Under Colorado law, we are required to obtain shareholder approval to amend our Amended and Restated Articles of Incorporation.

If the proposed amendment is approved by our shareholders, Article I of our Amended and Restated Articles of Incorporation will be amended in its entirety to read as follows:

“I. Entity Name. The name of the corporation (hereafter the “Corporation”) is: MPC CORPORATION”

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the total votes cast at the annual meeting, so long as a majority of the common stock outstanding is represented at the annual meeting, either in person or by proxy, is required for approval of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME.

RECLASSIFICATION OF DIRECTOR (PROPOSAL 4)

In accordance with our Bylaws, the Board of Directors shall be composed of not less than one director, the specific number to be set by resolution of the Board of Directors. The Board of Directors has set the number of directors at four. The Board of Directors is currently divided into three classes as follows: one Class I director, no Class II directors and three Class III directors. Directors are generally elected for three-year terms. Generally, one class of directors will be selected each year by our shareholders. Each director will hold office until the election and qualifications of his or her successor or upon earlier resignation or removal. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each Class will consist of an equal number of directors. There is currently a vacancy for the Class II director and due to resignations the majority of our Board of Directors are designated as Class III directors. To ensure that the Board of Directors is split as evenly as possible among the three classes, the Board of Directors has recommended that our Chairman, John P. Yeros, be reclassified from a Class III director to serve as a Class II director for a three-year term expiring in 2009.

David E. Girard, a Class II director whose term was scheduled to expire in 2006, resigned on June 19, 2006. Mr. Yeros would replace Mr. Girard. Angela Blatteis and Jordan W. Katz, former Class II directors, previously resigned from the Board. Pursuant to the Company’s bylaws, the Board of Directors reduced the total number of directors from 7 to 4, and Ms. Blatteis, Mr. Katz and Mr. Girard will not be replaced.

The Board of Directors has no reason to believe that Mr. Yeros will be unable to serve as a Class II director. If, however, Mr. Yeros should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominee as may be designated by the Board of Directors.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the reclassification of Mr. Yeros.

Nominee for Election of Class II Director Whose Term Expires in 2009

JOHN P. YEROS (age 55) has served as our Chairman of the board since he founded our Company in March 2001. Since July 2005, Mr. Yeros has also served as our Chief Executive Officer. He also served as our President and Chief Executive Officer from August 2002 to October 2003 and our Secretary from July 2004 until

February 2005. Prior to establishing our Company, Mr. Yeros was the founder and Chairman of Medix Resources (now Ramp Corp.; AMEX:RCO, formerly International Nursing Services, Inc.), from 1988-2000, and President and Chief Executive Officer from April 1996 to October 1999. Medix Resources developed and marketed software used in the healthcare industry to facilitate communications between physicians and related businesses such as labs and pharmacies. International Nursing Services was a temporary staffing agency for nurses. From 1977-1988, Mr. Yeros obtained substantial experience in the securities industry, serving with the brokerage houses of Merrill, Lynch, Pierce, Fenner & Smith Incorporated (account executive), E.F. Hutton & Company, Inc. (account executive), Hanifen, Imhoff Inc. (officer and branch manger), and B.C. Christopher (officer and branch and territory manager). Mr. Yeros holds a bachelors degree in Education from Wichita State University.

Vote Required and Board of Directors’ Recommendation

For the proposal relating to the reclassification of the director, the nominee for election to the Board of Directors who receives the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be reclassified as a Class II director.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RECLASSIFICATION OF MR. YEROS AS A CLASS II DIRECTOR.

DIRECTORS CONTINUING IN OFFICE

The following individuals are continuing directors and are not standing for election this year: all ages listed are as of October 31, 2006.

Continuing Class I Director Whose Term Expires in 2008

DAVID A. YOUNG (age 62) has served as a director of our Company since July 2005. Mr. Young is a financial executive who currently serves as the audit and finance committee chairman of the board of Trustees of Heald College in San Francisco. Prior to focusing on the board positions he currently holds, Mr. Young, from 2000 to his retirement in 2003, was Vice President and Chief Financial Officer at Adaptec, Inc. (data and digital storage solutions) where he was responsible for financial strategy. From 1994 to 2000, he was Vice President and Chief Financial Officer at Datum, Inc., a NASDAQ listed timing and synchronization Company, where he oversaw 3X growth during his tenure. From 1992 to 1995 he was Chief Executive Officer and Chief Financial Officer at Blower-Dempsey, a private paper and chemical Company. From 1966 to 1992, he held Chief Financial Officer and various other financial positions at Alpha Microsystems, Young Associates, MSI Data Corporation, Container Corporation of America and Magnavox Corporation. Mr. Young holds a B.S. in Accounting from Indiana University, Bloomington and is a past Chairman of Financial Executives International, a professional association for financial executives and advocate of responsible, ethical corporate financial management practices and continuous improvement in corporate governance.

Continuing Class III Directors Whose Terms Expire in 2007

KENT L. SWANSON (age 61) has served as a director of our Company since December 2001. Mr. Swanson spent 33 years of his career with Accenture Ltd., an international consulting firm, before retiring in September 2001. As a Senior Partner in the firm, he was responsible for multiple and varied functions, including managing client service delivery for a wide range of industries and geographies, launching and developing Accenture’s successful global outsourcing business both domestically and internationally, leading both B2B and mobile commerce initiatives, and serving as interim Chief Executive Officer for Exostar, LLC, an aerospace and defense industry eCommerce exchange founded by The Boeing Company, Lockheed-Martin Corporation, Raytheon Company and British Aerospace Public Limited Company. Mr. Swanson holds a bachelors degree in business from the University of Minnesota and an M.B.A from the University of Chicago.

ERIC D. MURPHY (age 46) has served as a director of our Company since July 2001. Mr. Murphy is President of Americas Business Development Computer Sciences Corporation, or CSC, and has served in that role since April 2006. Mr. Murphy previously served as Senior Partner and Vice President of Consulting for CSC, commencing in August 2001. CSC is an information technology services firm. Prior to CSC, he served as Executive Vice President of Corporate and Business Development for Agilera, Inc., an applications service provider from November 1999 to May 2001. From October 1997 until November 1999, Mr. Murphy was a Partner in the

Management Consulting business of Ernst & Young LLP. Mr. Murphy holds a B.S. in petroleum engineering from Marietta College.

Mr. Yeros will continue as a Class III director if his reclassification as a Class II director is not approved by the shareholders.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between HyperSpace and each of its directors and has determined that all of the directors, other than Mr. Yeros, our Chairman and Chief Executive Officer, are independent under the American Stock Exchange, or AMEX, corporate governance listing standards. Additionally, the Board of Directors has determined that each member of the Audit and Corporate Governance Committee satisfies the independence requirements for audit committee members set forth in applicable AMEX and SEC rules.

Board Attendance

During 2005, there were 10 meetings of the Board of Directors. Each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (b) the total number of meetings held by each of the committees on which he or she served (during the periods that he or she served).

Each director is encouraged to attend HyperSpace’s regularly scheduled Annual Meeting of Shareholders.

4 of our directors attended our 2005 Annual Meeting of Shareholders.

Board of Directors Compensation

On February 21, 2006, our Compensation Committee and Board of Directors approved a program regarding issuance of restricted stock units (RSUs) under the 2004 Equity Incentive Plan to non-employee Board members.

For 2006, non-employee members of the Board received grants of RSUs as follows: David A. Young , 6,838 RSUs; Kent L. Swanson, 5,128 RSUs; Eric D. Murphy, 5,128 RSUs; Angela Blatteis, 3,419 RSUs; Jordan W. Katz, 3,419 RSUs; and David E. Girard 3,419 RSUs. These RSUs vest in three equal installments on February 21, 2006, January 1, 2007, and January 1, 2008. Upon his resignation from the Board in March 2006, Mr. Katz elected to waive his entire grant. Upon her resignation from the Board in March 2006, two-thirds of Ms. Blatteis’ grant were automatically forfeited. Upon his resignation from the Board in June 2006, Mr. Girard forfeited his entire grant

Currently, non-employee members of the Board of Directors receive $20,000 of annual cash compensation. Each member of the Audit and Corporate Governance Committee receives an additional $10,000 in cash compensation annually for service on the Audit and Corporate Governance Committee, and the chairman of the Audit and Corporate Governance Committee receives total cash compensation of $40,000 annually. Members of the Compensation and Nominating Committees do not receive additional cash compensation for their service on such committees. For subsequent years, it is anticipated that non-employee Board members will receive, in addition to cash compensation, an annual grant of RSUs equal in value to their annual cash compensation for service on the Board and its committees. The number of RSUs to be issued annually under the program will be calculated by dividing the director’s annual cash compensation by the closing market price of the Company’s common stock on the business day immediately preceding the grant date. The RSUs will vest one third annually, commencing on the date of the grant. Cash and equity compensation of members of the Board of Directors is subject to modification from time to time as approved by the Board.

Corporate Governance and Standing Committees of the Board of Directors

The Board of Directors has adopted a Code of Conduct, which outlines the principles of legal and ethical business conduct under which we do business. The Code of Conduct is applicable to all of our directors, officers and employees and is available at http://www.mpccorp.com/about/investor_relations/code_of_conduct.pdf. Additionally, the Board of Directors has adopted a Code of Ethics for Senior Financial Officers, which outlines procedures to ensure accurate and complete disclosure and compliance with laws. The Code of Ethics for Senior Financial Officers is applicable to our Chairman of the Board, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, principal accounting officer and controller and is available at http://www.mpccorp.com/about/investor_relations/code_of_ethics.pdf. Any amendment or waiver of the Code of Ethics for Senior Financial Officers will be made only after approval by the Audit and Corporate Governance Committee and will be disclosed on our website. In addition, disclosure of any such amendment or waiver will be made within five days by the filing of a Form 8-K with the SEC.

The Board of Directors has also adopted a written charter for each of the Audit and Corporate Governance Committee, Compensation Committee and Nominating Committee. The Audit and Corporate Governance and Nominating Committee charters are available on the Company’s website at http://www.ehyperspace.com/Company/corporate_governance.htm.

Compensation Committee

The Compensation Committee consists of Mr. Swanson (Chairman), Mr. Murphy and Mr. Young. Messrs. Swanson, Murphy and Young are independent directors under SEC rules and AMEX corporate governance listing standards.

The principal functions of the Compensation Committee are to:

• evaluate the performance of our Chairman and CEO and approve Chairman and CEO compensation;
• prepare an annual report on executive compensation for inclusion in our proxy statement;
• review and approve executive compensation plans, policies and programs, considering their design and competitiveness;
• review and approve changes to our equity incentive plans pursuant to the terms of the plans; and
• review our non-employee independent director compensation levels and practices and recommend changes as appropriate.

Additionally, the Compensation Committee reviews and approves corporate goals and objectives relevant to Chairman and Chief Executive Officer compensation, evaluates their performance in light of those goals and objectives, and recommends to the Board of Directors their compensation levels based on its evaluation.

The Compensation Committee also reviews and approves changes to our 2001 Equity Incentive Plan and the 2004 Equity Incentive Plan. It is also responsible for performing other related responsibilities set forth in its written charter.

The Compensation Committee held 1 meeting in 2005.

Audit and Corporate Governance Committee

The Audit and Corporate Governance Committee currently consists of Mr. Murphy, Mr. Swanson and Mr. Young (Chairman). Each member of the Audit and Corporate Governance Committee is an independent director under SEC rules and AMEX corporate governance listing standards. The Board of Directors has determined that Mr. Young qualifies as an audit committee “financial expert” as defined under SEC and AMEX rules and regulations and the other members of the committee satisfy the financial literacy requirements for audit committee members under current SEC and AMEX rules and regulations.

The Audit and Corporate Governance Committee assists the Board of Directors in overseeing and reviewing: (1) the integrity of our financial reports and financial information provided to the public and to governmental and regulatory agencies; (2) the adequacy of our internal accounting systems and financial controls; (3) the annual independent audit of our financial statements, including the independent auditor’s qualifications and independence; and (4) our compliance with law and ethics programs as established by management and the Board of Directors. In its audit committee role, the Audit and Corporate Governance Committee:

• has sole authority to select, evaluate, terminate and replace our independent auditors;
• has sole authority to approve in advance all audit and non-audit engagement fees and terms with our independent auditors;

•     will review the activities, plan, scope of authority, organizational structure and qualifications of any persons overseeing our accounting and financial reporting processes and the audits of our financial statements; and

• reviews our audited financial statements, public filings and earnings press releases prior to issuance, filing or publication.

In addition, in its corporate governance committee role, the Audit and Corporate Governance Committee develops corporate governance guidelines and recommends such guidelines to our Board of Directors. The committee reviews and makes recommendations on matters involving general operation of the Board of Directors and its committees, and annually recommends to the Board of Directors nominees for each committee of the Board of Directors.

The Audit and Corporate Governance Committee is also responsible for performing other related responsibilities set forth in its written charter, which is posted on HyperSpace’s website at http://www.ehyperspace.com/Company/corporate_governance.htm.

The Audit and Corporate Governance Committee held 11 meetings in 2005.

Nominating Committee

The Nominating Committee currently consists of Mr. Murphy (Chairman), Mr. Young and Mr. Swanson, who are all of the independent directors (as defined by SEC rules and AMEX corporate governance listing standards) currently serving on the Board of Directors. The Nominating Committee is responsible for seeking, considering and recommending to the Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at our annual meeting. The specific functions and responsibilities of the Nominating Committee are set forth in its written charter, which is posted on HyperSpace’s website at http://www.ehyperspace.com/Company/corporate_governance.htm.

The Nominating Committee reviews with the Board of Directors the requisite qualifications, skills and characteristics for Board of Directors nominees and composition and the specific considerations relating to individual director candidates. Upon the Nominating Committee’s recommendations, the Board of Directors recommends the director nominees to the shareholders for selection.

Potential director candidates, including incumbent directors whose terms are expiring, are referred to the Chairperson of the Nominating Committee for consideration by the Nominating Committee, which may then recommend the director candidate to the Board of Directors for its consideration, if deemed appropriate. If necessary or desirable in the opinion of the Nominating Committee, it will determine appropriate means for seeking additional director candidates, including engagement of outside consultants to assist the Nominating Committee in the identification of director candidates.

The Nominating Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chairperson of the Nominating Committee, c/o the Secretary, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2007 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Secretary in the manner described below under “Shareholder Proposals.”

In accordance with the Director Selection Guidelines set forth in Exhibit A to the Nominating Committee charter, the Nominating Committee and the Board of Directors, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board of Director nomination: personal and professional ethics, training, experience and ability at making and overseeing policy in business, government and/or educational sectors, commitment to fulfill the duties of the Board of Directors, commitment to understanding HyperSpace’s business, commitment to engage in activities in the best interests of HyperSpace, independence, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public Company board of director and committee experience and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered. The Nominating Committee periodically reviews with the Board of Directors the appropriate process for and the considerations to be taken in the evaluation of director candidates. In the event there is a vacancy on the Board of Directors, the Nominating Committee will initiate the effort to identify appropriate director candidates.

The Nominating Committee held 2 meetings in 2005.

Shareholder Communications With the Board of Directors

Shareholders of HyperSpace may contact the Board of Directors as a group or an individual director by the U.S. postal mail directed to the Chairman of the Board of Directors, c/o the Secretary of HyperSpace, at 906 E. Karcher Road, Nampa, ID 83687. Shareholder communications received by the Secretary of HyperSpace will be promptly forwarded to the specified director addressees or to the full Board of Directors, as applicable. Shareholders should clearly specify in each communication, the name of the individual director or group of directors to whom the communication is addressed. No shareholder communications have been received by the Secretary or the Board of Directors during the period beginning on the date of our last shareholders meeting on July 22, 2005 through the date of mailing of this proxy statement.

Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2007 Annual Meeting of Shareholders should follow the procedures specified below under the “Shareholder Proposals” section. That section outlines the procedures for submission of shareholder proposals for inclusion in HyperSpace’s proxy statement for the 2007 Annual Meeting of Shareholders and submission of nominations of persons for election to the Board of Directors or proposals for other business to be considered at the 2007 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2006 regarding the beneficial ownership of our common stock by:

• each person or entity known by us to own beneficially more than 5%, in the aggregate, of our outstanding common stock;
• each of our executive officers named in the summary compensation table;
• each of our directors; and
• all of our current directors and executive officers as a group.

Except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Except as otherwise indicated, the address for each shareholder is c/o HyperSpace Communications, Inc., 906 E. Karcher Road, Nampa, ID 83687.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after September 30, 2006 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of September 30, 2006, we had 12,147,438 shares of common stock outstanding.

	Amount and
	Nature of	Percentage
	Beneficial	of
Name and Address of Beneficial Owner	Ownership	Class

GTG PC Investments Inc., 6260 Lookout Road, Boulder, CO 80301 (1)	3,137,235	23.28%
MIC Holding Company, LLC, 3820 Sherbrook Drive, Santa Rosa, CA 95404 (2)	3,124,710	23.19%
Crestview Capital Master, LLC, 95 Revere Drive, Northbrook, IL 60062 (3)	1,302,084	10.72%
Toibb Investment LLC, 6355 Topanga Blvd, #335, Woodland Hills, CA 91387 (4)	1,074,654	8.85%
John P. Yeros (5)	833,321	6.83%
Mark Endry	266,129	2.14%
Mark A. Pougnet	94,484	*
Michael S. Adkins	-	-
Brian T. Hansen	-	-
Adam M. Lerner	-	-
David J. Bauch	-	-
Patricia M. Lee	-	-
Eric D. Murphy (6)	19,567	*
Kent L. Swanson (7)	334,919	2.74%
David A. Young	2,280	*
All directors and current executive officers as a group (4 persons) (10)	1,190,087	9.69%

* Less than 1%

(1) Based on Schedule 13D filed with the Securities and Exchange Commission on March 6, 2006. Includes warrants to purchase 1,330,524 shares of common stock exercisable within 60 days of September 30, 2006.

(2) Based on Schedule 13D filed with the Securities and Exchange Commission on March 10, 2006. Includes warrants to purchase 1,325,212 shares of common stock exercisable within 60 days of September 30, 2006.

(3) Based on Schedule 13G filed with the Securities and Exchange Commission on May 1, 2006 and Transfer Agent Records. Does not include 7,735,166 shares of common stock issuable upon conversion of convertible debentures or exercise of warrants because such securities do not become convertible or exercisable, as the case may be, unless and until shareholder approval of Proposals 1 and 2 set forth in this proxy statement are approved at the Annual Meeting of Shareholders to which this proxy statement relates.

(4) Based on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006 and Transfer Agent Records. Does not include 154,000 shares of common stock issuable upon conversion of convertible debentures or exercise of warrants because such securities do not become convertible or exercisable, as the case may be, unless and until shareholder approval of Proposals 1 and 2 set forth in this proxy statement are approved at the Annual Meeting of Shareholders to which this proxy statement relates.

(5) Includes 7,143 shares held by James Yeros, Mr. Yeros’ brother, 7,143 shares held by William Yeros, Mr. Yeros’ brother and 7,143 shares held jointly by Vali Jones and John Yeros, Mr. Yeros’ sister and father, respectively. Mr. Yeros disclaims beneficial ownership of any shares held by his siblings and his father. Includes warrants to purchase 50,000 shares of common stock exercisable within 60 days of September 30, 2006.

(6) Includes options to purchase 14,286 shares of common stock exercisable within 60 days of September 30, 2006.

(7) Includes warrants to purchase 52,357 shares of common stock and options to purchase 16,072 shares of common stock exercisable within 60 days of September 30, 2006. Includes 10,000 shares of common stock held in trusts for the benefit of Mr. Swanson’s children and Mr. Swanson disclaims beneficial ownership of these shares. Includes 110,000 shares of common stock held by Bluestreak 4, LLC, of which Mr. Swanson disclaims beneficial ownership of all but 28,205 shares. It is anticipated the remaining 81,795 shares will be distributed to other members in connection with dissolution of Bluestreak 4, LLC.

(8) Includes warrants to purchase 102,357 shares of common stock and options to purchase 30,358 shares of common stock exercisable within 60 days of September 30, 2006.

EQUITY COMPENSATION PLANS

We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the HyperSpace 2001 Equity Incentive Plan and the HyperSpace 2004 Equity Incentive Plan, each of which have been approved by our shareholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under these plans as of December 31, 2005:

Equity Compensation Plan Information
(December 31, 2005)

	(a)	(b)	(c)
Number of securities
	Number of		remaining available for
	securities to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans excluding
	warrants,	warrants	securities reflected in
Plan Category	and rights	and rights (1)	column (a)

Equity compensation plans approved by shareholders:	1,918,292	$3.51	3,707,471

Equity compensation plans not approved by shareholders	-	-	-

Total	1,918,292	$3.51	3,707,471
(2)

(1) Weighted-average exercise price shown in table excludes restricted stock units

(2) Includes 32,761 shares remaining available for issuance under the 2001 Plan and 3,674,710 shares remaining available for issuance under the 2004 Plan. Shares available for issuance under the 2001 Plan may be issued pursuant to stock options or restricted stock awards. Shares available under the 2004 plan may be issued pursuant to stock options, stock awards or stock units.

EXECUTIVE OFFICERS

Individuals serving as our executive officers and their ages as of September 30, 2006 are as follows:

Name	Age	Position
John P. Yeros	53	Chief Executive Officer and Chairman
Michael R. Whyte	49	Vice President and Chief Financial Officer
Jeffrey E. Fillmore	49	Senior Vice President, Operations, MPC Computers

For JOHN P. YEROS' biographical summary, see “Reclassification of Director (Proposal 4)”

MICHAEL R. WHYTE (age 49) has served as our Chief Financial officer since October 2006. Mr. Whyte, a certified public accountant, was formerly Assistant Controller-External Reporting for Washington Group International, Inc. (formerly Morrison Knudsen Corporation), from 1996 until December 2005. From 1988 to 1995, he held other positions within the Morrison Knudsen organization, including Controller of MK Rail Corporation, Director of Accounting for the Rail Systems Group and Manager of Financial Reporting for Morrison Knudsen Corporation. From 1979 to 1988, Mr. Whyte worked for Deloitte & Touche (formerly Touche Ross & Co.) in various capacities. Mr. Whyte received a B.B.A. from Boise State University.

JEFFREY E. FILLMORE (age 49) has served as Senior Vice President, Operations of our subsidiary, MPC Computers, since February 2006. Mr. Fillmore joined Micron Electronics in 1996 and held several positions with Micron Electronics and MPC including: Vice President, Operations,; Manager of Database Marketing; Senior Manager, Bids and Contracts, Director, Sales Operations for its Commercial and International Sales subsidiary; Area Vice President of Operations and Group Controller and Vice President, Service and Support. Prior to joining Micron Electronics, Mr. Fillmore worked for Union Pacific Railroad for sixteen years where he held a variety of positions in finance and accounting. Mr. Fillmore holds a B.B.A in both Finance and Marketing from Idaho State University and an M.B.A. from Idaho State.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning compensation earned for services rendered to HyperSpace in all capacities for the years ended December 31, 2005, 2004 and 2003 by each person who served as our Chief Executive Officer, each of our other four most highly compensated executive officers in 2005 and two additional former executive officers for whom disclosure would have been provided if they had served as executive officers through the end of 2005.

					Long-Term
	Annual Compensation				Compensation Awards
				Other	Securities	Restricted
				Annual	Underlying	Stock Unit		All Other
Name and Principal			Bonus	Compensation	Options	Awards		Compensation
Position	Year	Salary ($)	($)	($)	(#)	($)		($)

John P. Yeros (1)	2005	$313,699	$-	$-	-	-		$-
Chairman and	2004	$193,029	$-	$-	-	-		$-
Chief Executive Officer	2003	$148,000	$-	$-	-	-		$-

Mark J. Endry (2)	2005	$304,787	$112,500	$-	100,000	-		$-
Former Chief Executive	2004	$220,000	$100,000	$-	-	-		$-
Officer and President	2003	$36,164	$-	$-	107,143	-		$-

Michael S. Adkins (3)	2005	$169,231	$-	$-	-	$1,729,411	(11)	$264	(4)
Former President	2004	$-	$-	$-	-	-		$-
	2003	$-	$-	$-	-	-		$-

David J. Bauch (5)	2005	$112,774	$31,250	$-	-	-		$-
Former Vice President,	2004	$120,181	$-	$-	9,286	-		$1,621
Research & Development	2003	$111,400	$-	$-	-	-		$-

Brian T. Hansen (6)	2005	$78,846	$-	$-	-	$357,686	(12)	$4,272	(7)
Former Vice President, General Counsel and	2004	$-	$-	$-	-	-		$-
Secretary	2003	$-	$-	$-	-	-		$-

Patricia M. Lee (8)	2005	$152,077	$5,831	$-	-	-		$-
Former Chief Operating	2004	$141,923	$52,500	$-	85,714	-		$-
Officer	2003	$-	$-	$-	-	-		$-

Adam M. Lerner (9)	2005	$117,000	$-	(14)	-	$1,021,959	(13)	$2,353	(10)
Former Exec. Vice President, Business	2004	$-	$-	(14)	-	-		-
Development,	2003	$-	$-	(14)	-	-		-
MPC Computers, LLC

Mark A. Pougnet (15)	2005	$218,460	$-	$-	50,000	-		$-
Former Chief Financial Officer and Treasurer	2004	$159,308	$10,000	$-	31,429	-		$-
	2003	$5,000	$-	$-	8,571	-		$-

(1) Mr. Yeros has served as Chief Executive Officer since July 2005.
(2) Mr. Endry served as our Chief Executive Officer & President until July 2005.
(3) Mr. Adkins became President effective July 2005 as a result of the MPC acquisition. All amounts in table represent compensation earned from the date of the acquisition.
(4) Represents insurance premiums paid by us for term life insurance for his benefit.

(5) Mr. Bauch served as our Vice President, Research and Development until November 2005.

(6) Mr. Hansen became an executive effective July 2005 as a result of the MPC acquisition. All amounts in table represent compensation earned from the date of the acquisition. Mr. Hansen resigned from HyperSpace on September 8, 2006.

(7) Consists of $4,145 of Company contribution to 401(K) plan and $127 for insurance premiums paid by us for term life insurance for his benefit.
(8) Ms. Lee served as our Chief Operating Officer until November 2005.
(9) Mr. Lerner became an executive effective July 2005 as a result of the MPC acquisition. All amounts in table represent compensation earned from the date of the acquisition.
(10) Consists of $2,169 of Company contribution to 401(K) plan and $184 for insurance premiums paid by us for term life insurance for his benefit.

(11) Represents a grant of 283,046 restricted stock units at a closing market price per share of our common stock of $6.11 on date of grant. As of December 31, 2005, 262,139 units are not subject to risk of forfeiture and the remaining 20,907 units’ risk of forfeiture lapses in July 2006. 50%, or 141,523 shares of common stock subject to the restricted stock units, will be issued in February 2007 and the remaining 50% in May 2007. The value of unissued restricted stock units at December 31, 2005 is $1,669,971 based on a market price per share of our common stock of $5.90.

(12) Represents a grant of 58,541 restricted stock units at a closing market price per share of our common stock of $6.11 on date of grant. As of December 31, 2005, 39,028 units are not subject to risk of forfeiture and the remaining 19,513 units’ risk of forfeiture lapses in July 2006. 50%, or 29,271 shares of common stock subject to the restricted stock units, will be issued in February 2007 and the remaining 50% in May 2007. The value of unissued restricted stock units at December 31, 2005 is $345,392 based on a market price per share of our common stock of $5.90.

(13) Represents a grant of 167,260 restricted stock units at a closing market price per share of our common stock of $6.11 on date of grant. As of December 31, 2005, 153,321 units are not subject to risk of forfeiture and the remaining 13,939 units’ risk of forfeiture lapses in July 2006. 50%, or 83,630 shares of common stock subject to the restricted stock units, will be issued in February 2007 and the remaining 50% in May 2007. The value of unissued restricted stock units at December 31, 2005 is $986,834 based on a market price per share of our common stock of $5.90.

(14) Mr. Lerner was paid a car allowance by the Company.
(15) Mr. Pougnet resigned from HyperSpace on August 31, 2006.

Option Grants in Fiscal Year 2005

The following table provides information regarding stock options granted during the fiscal year ended December 31, 2005 to the individuals named in the Summary Compensation Table.

Percent of
	Number of	Total Options
	Securities	Granted to
	Underlying	Employees
	Options Granted	in Fiscal Year	Exercise	Expiration
Name	(#) (1) (3)	-2	Price ($/sh)	Date

John P. Yeros	-	-	-	-
Mark J. Endry	100,000	50.00%	$2.53	3/18/2015
Michael S. Adkins	-	-	-	-
David J. Bauch	-	-	-	-
Brian T. Hansen	-	-	-	-
Patricia M. Lee	-	-	-	-
Adam M. Lerner	-	-	-	-
Mark A. Pougnet	50,000	25.00%	$2.53	3/18/2015

(1) All options are subject to the terms and conditions of the 2001 Equity Incentive Plan. The options expire ten years from the date of grant, unless cancelled earlier as a result of termination of employment. The exercise price of the options equals the fair market value of our common stock on the grant date.

(2) We granted stock options to purchase 200,000 shares of our common stock to employees, including officers, in 2005.

(3) These options are fully vested as of December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information regarding option exercises in 2005 and options held as of December 31, 2005 by each of the individuals listed in the Summary Compensation Table.

	Shares
	Acquired		Number of securities		Value of Unexercised
	on	Value	Underlying Unexercised Options		In-the-Money Options
	Exercise	Realized	Held at December 31, 2005 (#)		at December 31, 2005 ($) (1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John P. Yeros	-	-	-	-	-	-
Mark J. Endry	-	-	221,429	-	$628,430	-
Michael S. Adkins	-	-	-	-	-	-
David J. Bauch	40,357	$145,656	4,643	-	$6,268	-
Brian T. Hansen	-	-	-	-	-	-
Patricia M. Lee	85,714	$240,428	-	-	-	-
Adam M. Lerner	-	-	-	-	-	-
Mark A. Pougnet	-	-	90,000	-	$256,550	-

(1) Amounts are based on the closing price of our common stock on December 31, 2005, as reported on the American Stock Exchange, which was $5.90. There is no guarantee that if and when these options are exercised, they will have this value. An option is “in-the-money” if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Agreements and Termination of Employment and Change in Control Arrangements

Employment Agreement of John P. Yeros

On September 28, 2005, we entered into an Executive Employment Agreement (the “Yeros Agreement”) with John P. Yeros, our Chairman and Chief Executive Officer. The initial term of the Yeros Agreement is effective through April 1, 2007, and automatically extends for additional one-year terms unless, at least 30 days prior to the end of the initial or extended term, we or Mr. Yeros provide written notice that employment will not be extended.

Under the Yeros Agreement, Mr. Yeros is entitled to receive a base salary of $400,000 per year. Mr. Yeros is also entitled to participate in an executive bonus compensation plan based upon completion of targeted goals, objectives and milestones approved by our Board of Directors. The maximum bonus payment is 50% of Mr. Yeros’ base pay. Our Board of Directors may elect to pay up to 50% of any bonus in fully vested and exercisable restricted stock or stock units. Mr. Yeros is entitled to paid vacation and paid holidays customarily extended to our other executives and to participate in employee benefit programs provided to our other executives.

If Mr. Yeros’ employment is terminated based on non-renewal of the Yeros Agreement, he is entitled to six months’ base salary. If Mr. Yeros terminates his employment for cause or if his employment is terminated in connection with a termination of our business, he is entitled to 12 months’ base salary. If we terminate Mr. Yeros without cause, he is entitled to the greater of 12 months’ base salary or the amount otherwise payable between the date of termination and the expiration of the term of the Yeros Agreement. Additionally, if we terminate Mr. Yeros without cause or if Mr. Yeros terminates his employment for cause, he is entitled to receive his bonus for the year.

In connection with the September 2006 private placement of convertible debentures (discussed in Proposal 1 above), Mr. Yeros entered into an Amendment to the Yeros Agreement pursuant to which Section 3.1 of the Yeros Agreement was amended to provide that upon the hiring of a new Chief Executive Officer his compensation shall be reduced by 50% for the remainder of the term of the Employment Agreement, but in no event beyond April 1, 2007.

Employment Agreement of Michael S. Adkins

On September 28, 2005, we entered into an Executive Employment Agreement (the “Adkins Agreement”) with Michael S. Adkins, our former President. Mr. Adkins also serves as President and Chief Executive Officer of our wholly owned subsidiary, MPC Computers, LLC. The initial term of the Adkins Agreement is effective through April 1, 2007, and automatically extends for additional one-year terms unless, at least 90 days prior to the end of the initial or extended term, we or Mr. Adkins provide written notice that employment will not be extended.

Under the Adkins Agreement, Mr. Adkins is entitled to receive a base salary of $400,000 per year. Mr. Adkins is also entitled to participate in an executive bonus compensation plan based upon completion of targeted goals, objectives and milestones approved by our Board of Directors. The maximum bonus payment is 50% of Mr. Adkins’ base pay. Our Board of Directors may elect to pay up to 50% of any bonus in fully vested and exercisable restricted stock or stock units. Mr. Adkins is entitled to paid vacation and all paid holidays customarily extended to our other executives and to participate in employee benefit programs provided to our other executives.

If Mr. Adkins’ employment is terminated based on non-renewal of the Adkins Agreement, he is entitled to nine months’ base salary. If Mr. Adkins terminates his employment for cause or if his employment is terminated in connection with a termination of our business, Mr. Adkins is entitled to 12 months’ base salary. If we terminate Mr. Adkins without cause, he is entitled to the greater of 12 months’ base salary or the amount otherwise payable between the date of termination and the expiration of the term of the Adkins Agreement. Additionally, if we terminate Mr. Adkins without cause or if Mr. Adkins terminates his employment for cause, he is entitled to receive his bonus for the year.

Mr. Adkins ceased to be an employee and officer effective July 5, 2006, based on the mutual decision of the parties. The Adkins Agreement was terminated, except for certain provisions primarily related to non-competition and confidentiality. Under the separation of employment agreement, Mr. Adkins may not: (i) own, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is engaged in business of the type conducted by us, or (ii) call upon, solicit, attempt to sell any products or services in competition with those offered by us, until December 15, 2006. Additionally, Mr. Adkins may not solicit or otherwise attempt to persuade any employee to leave the company for a period of one year. Mr. Adkins will receive severance in the form of base salary and benefit continuation for 22 weeks from the date of termination. The total gross amount of the base salary continuation is $169,230.77. We also agreed that 20,907 restricted stock units scheduled to vest on July 25, 2006 would vest, notwithstanding the termination of Mr. Adkins’ employment.

Employment Agreement of Mark A. Pougnet

On September 28, 2005, we entered into an Executive Employment Agreement (the “Pougnet Agreement”) with Mark A. Pougnet, our Chief Financial Officer. The initial term of the Pougnet Agreement is effective through April 1, 2007, and automatically extends for additional one-year terms unless, at least 30 days prior to the end of the initial or extended term, we or Mr. Pougnet provide written notice that employment will not be extended.

Under the Pougnet Agreement, Mr. Pougnet is entitled to receive a base salary of $240,000 per year, commencing August 1, 2005. Mr. Pougnet is also entitled to participate in an executive bonus compensation plan based upon completion of targeted goals, objectives and milestones approved by our Board of Directors. The maximum bonus payment is 45% of Mr. Pougnet’s base pay. Our Board of Directors may elect to pay up to 50% of any bonus in fully vested and exercisable restricted stock or stock units. Mr. Pougnet is entitled to paid vacation and all paid holidays customarily extended to our other executive employees and to participate in employee benefit programs provided to our other executive employees.

If Mr. Pougnet’s employment is terminated based on non-renewal of the Pougnet Agreement, he is entitled to six months’ base salary. If Mr. Pougnet terminates his employment for cause or if his employment is terminated in connection with a termination of our business, he is entitled to 12 months base salary. If we terminate Mr. Pougnet without cause, he is entitled to the greater of 12 months’ base salary or the amount otherwise payable between the date of termination and the expiration of the applicable term of the Pougnet Agreement. Additionally, if we terminate Mr. Pougnet without cause or if Mr. Pougnet terminates his employment for cause, he is entitled to receive his bonus for the year.

Mr. Pougnet ceased to be an employee and officer effective at the close of business on August 31, 2006. The Pougnet Agreement was terminated, except for certain provisions primarily related to non-competition and confidentiality. Under the separation of employment agreement, Mr. Pougnet may not: (i) own, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is engaged in business of the type conducted by us, or (ii) call upon, solicit, attempt to sell any products or services in competition with those offered by us, until November 17, 2006. Additionally, Mr. Pougnet may not solicit or otherwise attempt to persuade any employee to leave the company for a period of one year. Mr. Pougnet will receive severance in the form of base salary and benefit continuation for 9 weeks from the date of termination. The total gross amount of the base salary continuation is $41,538.46. A total of 14,000 restricted stock units and 90,000 stock options previously issued to Mr. Pougnet were cancelled as of the date of the agreement. Mr. Pougnet was issued 90,000 new stock options with an exercise price equal to $1.38 per share. These options are fully vested, but are exercisable only after six months from August 31, 2006. The options have a three-year term.

Employment Agreement of Brian T. Hansen

On September 28, 2005, we entered into an Executive Employment Agreement (the “Hansen Agreement”) with Brian T. Hansen, our Vice President, General Counsel and Corporate Secretary. The initial term of the Hansen Agreement is effective through April 1, 2007, and automatically extends for additional one-year terms unless, at least 30 days prior to the end of the initial or extended term, we or Mr. Hansen provide written notice that employment will not be extended.

Under the Hansen Agreement, Mr. Hansen is entitled to receive a base salary of $200,000 per year. Mr. Hansen is also entitled to participate in an executive bonus compensation plan based upon completion of targeted goals, objectives and milestones approved by our Board of Directors. The maximum bonus payment is 45% of Mr. Hansen’s base pay. Our Board of Directors may elect to pay up to 50% of any bonus in fully vested and exercisable restricted stock or stock units. Mr. Hansen is entitled to paid vacation and all paid holidays customarily extended to our other executives and to participate in employee benefit programs provided to our other executives.

If Mr. Hansen’s employment is terminated based on non-renewal of the Hansen Agreement, he is entitled to six months’ base salary. If Mr. Hansen terminates his employment for cause or if his employment is terminated in connection with a termination of our business, he is entitled to 12 months’ base salary. If we terminate Mr. Hansen without cause, he is entitled to the greater of 12 months’ base salary or the amount otherwise payable between the date of termination and the expiration of the term of the Hansen Agreement. Additionally, if we terminate Mr. Hansen without cause or if Mr. Hansen terminates his employment for cause, he is entitled to receive his bonus for the year.

Mr. Hansen voluntarily resigned his position with the company on September 8, 2006 and was not entitled to any payout other than accrued salary under the Hansen Agreement.

Employment Agreement of Adam M. Lerner

On September 28, 2005, we entered into an Executive Employment Agreement (the “Lerner Agreement”) with Adam M. Lerner, MPC’s former Executive Vice President Sales & Marketing. The initial term of the Lerner Agreement is effective through April 1, 2007, and automatically extends for additional one-year terms unless, at least 90 days prior to the end of the initial or extended term, we or Mr. Lerner provides written notice that employment will not be extended.

Under the Lerner Agreement, Mr. Lerner is entitled to receive a base salary of $282,000 per year. Mr. Lerner is also entitled to participate in an executive bonus compensation plan based upon completion of targeted goals, objectives and milestones approved by our Board of Directors. The maximum bonus payment is 45% of Mr. Lerner’s base pay. Our Board of Directors may elect to pay up to 50% of any bonus in fully vested and exercisable restricted stock or stock units. Mr. Lerner is entitled to paid vacation and all paid holidays customarily extended to our other executives and to participate in employee benefit programs provided to our other executives.

If Mr. Lerner’s employment is terminated based on non-renewal of the Lerner Agreement, he is entitled to nine months’ base salary. If Mr. Lerner terminates his employment for cause or if his employment is terminated in connection with a termination of our business, Mr. Lerner is entitled to 12 months’ base salary. If we terminate Mr. Lerner without cause, he is entitled to the greater of 12 months’ base salary or the amount otherwise payable between the date of termination and the expiration of the term of the Lerner Agreement. Additionally, if we terminate

Mr. Lerner without cause or if Mr. Lerner terminates his employment for cause, he is entitled to receive his bonus for the year.

Mr. Lerner ceased to be an employee and officer effective July 19, 2006, based on the mutual decision of the parties. The Lerner Agreement was terminated, except for certain provisions primarily related to non-competition and confidentiality. Under the separation of employment agreement, Mr. Lerner may not: (i) own, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is engaged in business of the type conducted by us, or (ii) call upon, solicit, attempt to sell any products or services in competition with those offered by us until September 22, 2006. Additionally, Mr. Lerner may not solicit or otherwise attempt to persuade any employee to leave the company for a period of one year. Mr. Lerner received severance in the form of base salary continuation for 9 weeks from the date of termination. The total gross amount of the base salary continuation is $48,807.69. The company also agreed that 13,938 restricted stock units scheduled to vest on July 25, 2006 would vest, notwithstanding the termination of Mr. Lerner’s employment.

Employment Agreement of Michael R. Whyte

On October 12, 2006 we entered into an Executive Employment Agreement (the “Whyte Agreement”) with Michael R. Whyte, our Vice President and Chief Financial Officer. The initial term of the Whyte Agreement is effective through April 1, 2008 and automatically extends for additional one-year terms unless, at least 30 days prior to the end of the initial or extended term, we or Mr. Whyte provides written notice that employment will not be extended.

Under the Whyte Agreement, Mr. Whyte is entitled to receive a base salary of $200,000 per year. Mr. Whyte received a sign-on bonus of $15,000. Mr. Whyte is also entitled to participate in an executive bonus compensation plan based upon completion of targeted goals, objectives and milestones approved by our Board of Directors. The maximum bonus payment per year is 45% of Mr. Whyte’s base pay. Our Board of Directors may elect to pay up to 50% of any bonus in fully vested and exercisable restricted stock or stock units. Mr. Whyte is entitled to paid vacation and all paid holidays customarily extended to our other executive employees and to participate in employee benefit programs provided to our other executive employees. Mr. Whyte will receive a restricted stock unit grant of 50,000 shares with 50% vesting one year from the date of the grant and 50% vesting two years from the date of the grant.

If Mr. Whyte’s employment is terminated based on non-renewal of the Whyte Agreement, he is entitled to six months’ base salary. If Mr. Whyte terminates his employment for cause or if his employment is terminated in connection with a termination of our business, he is entitled to 9 months base salary. If we terminate Mr. Whyte without cause, he is entitled to the greater of 9 months’ base salary or the amount otherwise payable between the date of termination and the expiration of the applicable term of the Whyte Agreement. Additionally, if we terminate Mr. Whyte without cause or if Mr. Whyte terminates his employment for cause, he is entitled to receive his bonus for the year.

Securities Authorized For Issuance Under Equity Compensation Plan.

HyperSpace 2001 Equity Incentive Plan. In February 2001, our Board of Directors adopted, and our shareholders approved, the HyperSpace 2001 Equity Inventive Plan, reserving 1,071,429 shares of common stock, subject to adjustment for dividends and other capital stock changes, for issuance under the 2001 Plan. Our Board of Directors and shareholders approved an amendment to reserve an additional 357,143 shares in 2001. Our Board of Directors and shareholders approved another amendment in July of 2004 to provide that no more than 871,619 options or warrants may be granted under the 2001 Plan.

HyperSpace 2004 Equity Incentive Plan. In July of 2004, our Board of Directors adopted, and our shareholders approved, the HyperSpace 2004 Equity Inventive Plan, reserving 700,000 shares of common stock, subject to adjustment for dividends and other capital stock changes, for issuance under the 2004 Plan. In 2005, the Company’s Board and shareholders approved an increase in the shares available for issuance under the 2004 plan to 5,000,000 shares. Under the 2004 Plan, the Board of Directors, or a committee thereof appointed to administer the 2004 Plan, is authorized to issue options (both tax qualified and non-qualified) or restricted stock awards to directors, officers, employees, and consultants in order to attract, retain, and motivate persons believed to be necessary to promote our growth and profitability.

Under the 2004 Equity Incentive Plan the Board of Directors, or the committee thereof appointed to administer the plan, has the full power, authority, and discretion to select the directors, officers, employees, and consultants who will participate in the 2004 Equity Incentive Plan, determine the type (option or restricted stock grant) of awards and amount awards to be granted to participants in the 2004 Equity Incentive Plan, to set the vesting schedule and other terms and conditions of such awards, and to establish, amend, waive or modify rules for the administration of the 2004 Equity Incentive Plan. As of September 30, 2006, there are 110,000 options and 1,552,056 restricted stock units outstanding under the 2004 Equity Incentive Plan.

Change in Control Arrangements

Under the 2001 and 2004 Equity Incentive Plans, if certain corporate transactions occur (such as a merger, reorganization or sale of substantially all of our assets), the plan administrator may, in its sole discretion, arrange to have the surviving or successor company assume options, stock awards, or restricted stock units with appropriate adjustments. Additionally, certain vested restricted stock units that are scheduled to convert to shares in February and May 2007 would immediately convert to shares in the event of such transactions. Some employees, including officers, have employment memoranda that provide for severance pay of up to six months in the event of involuntary termination without cause; provided that in the event of a change in control a person is not deemed to be involuntarily terminated if a comparable offer of employment is extended.

Compensation Committee Report on Executive Compensation

It is the duty of the Compensation Committee in consultation with the Board of Directors to review and determine all compensation for the Chief Executive Officer. It is also the duty of the Compensation Committee to review and determine the salaries, bonuses and other compensation of all other executive officers of HyperSpace and to establish the general compensation policies for such individuals. The Compensation Committee, in consultation with the Board of Directors, also has the sole and exclusive authority to make discretionary option grants to our executive officers under our 2004 Equity Incentive Plan. The Compensation Committee held 1 meeting in 2005.

The Compensation Committee believes that the compensation programs for our executive officers should reflect the Company’s performance and the value created for our shareholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

General Compensation Policy. The Compensation Committee’s policy is to provide our executive officers with compensation opportunities which are:

• based upon their personal performance, our financial performance and their contribution to that performance; and
• competitive enough to attract and retain highly skilled individuals.
• Each executive officer’s compensation package is comprised of three elements:
• base salary that is competitive with the market and reflects individual performance;
• annual variable incentive bonuses payable in cash and primarily tied to our achievement of annual financial performance goals; and
• long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our shareholders.

Factors. The principal factors that we plan to take into account in establishing each executive officer’s compensation package are described below. However, the Compensation Committee may, in its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary. The base salary for each officer reflects the salary levels for comparable positions in a comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary will be adjusted each year on the basis of:

• the Compensation Committee’s evaluation of the officer’s personal performance during the year;
• the competitive marketplace for persons in comparable positions; and
• our performance and profitability.

Annual Incentives. The annual incentive bonus for the Chief Executive Officer and the other executive officers is based on each officer’s base pay adjusted to reflect our actual performance and the attainment of the officer’s individual goals.

Long Term Incentives. Generally, stock option grants are made annually by the Compensation Committee to each of our executive officers. Each grant is designed to align the interests of the executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of common stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Each option generally becomes vested and exercisable in a series of installments, contingent upon the officer’s continued employment. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual.

CEO Compensation. In setting the total compensation payable to the Chief Executive Officer for the 2007 fiscal year, the Compensation Committee will seek to make Mr. Yeros’ compensation competitive with the compensation paid to the chief executive officers of the companies in the comparison group, while at the same time assuring that a significant percentage of compensation was tied to our performance. With respect to Mr. Yeros’ base salary for the 2007 fiscal year, the objective of the Compensation Committee is to be competitive with the base salary levels in effect for chief executive officers in similar companies and industries and to provide him with a level of stability and certainty each year and not have this particular component of compensation effected to any significant degree by Company performance factors. For the 2007 fiscal year, we expect Mr. Yeros’ base salary to be approximately at the median of the base salary levels of other chief executive officers at the companies in the comparison group. Mr. Yeros’ annual incentive bonus, however, will primarily be dependent upon corporate performance. The Compensation Committee will award restricted stock units to Mr. Yeros’ in 2007 in order to provide him with an equity incentive to continue contributing to our financial success. The units will have value for Mr. Yeros’ only if he remains employed by the Company during the vesting period.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. Our 2001 Equity Incentive Plan and our 2004 Equity Incentive Plan have each been structured so that any compensation realized by our executive officers in connection with stock options, stock appreciation rights and certain stock issuance awards granted thereunder will qualify as performance-based compensation which will not be subject to the $1 million limitation. Non-performance based compensation paid to the executive officers for the 2005 fiscal year did not exceed the $1 million limit per officer. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our shareholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-term and long-term.

Compensation Committee

of the Board of Directors

Kent L. Swanson (Chairman)

Eric D. Murphy

David A. Young

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policies prohibit loans to directors, officers and employees. There were no such loans outstanding at any time during the year ended December 31, 2005.

We had a loan outstanding from our founder, John Yeros, that arose prior to our IPO. During 2005, $25,602 was repaid to Mr. Yeros and he converted the balance of principal and interest into shares of common stock at a conversion price of $3.00 per share.

In August of 2004, to supply to us additional bridge financing, (i) John Yeros, our founder and Chairman, (ii) Mark Endry, our former President, CEO and a director, (iii) Kent Swanson, a director, and (iv) David Girard, a director, each purchased from the Company $100,000 worth of unsecured promissory notes, bearing interest at 12% per annum, due and payable within 180 days, together with 50,000 warrants to purchase common stock at an exercise price of $4.46 per share, expiring August 2009, for an aggregate investment of $400,000 and the issuance of an aggregate of 200,000 warrants, exercisable until August 2009, at an exercise price of $4.46 per share. We repaid these bridge loans plus all accrued interest in full in October 2004.

MPC paid management fees to its previous owner for management support and oversight until the end of Fiscal 2004. MPC did not pay related party management fees for the year ended December 31, 2005 and will not pay any such fees going forward.

On September 28, 2005, we entered into a one-year consulting agreement with one of our former directors, Angela Blatteis, to provide merger and acquisition consulting services to the Company. The base fee is $10,000 per month and there is a success fee of $100,000 and certain stock awards in the event of a consummated acquisition by the Company. The agreement with Ms. Blatteis was terminated on August 31, 2006.

In connection with our acquisition of MPC in July 2005, a total of 4,193,267 warrants to purchase common stock at $3.00 per share were issued to prior members of MPC’s parent. In December 2005 and January-February 2006, all of such warrants were transferred to new holders and exercised for cash, resulting in receipt by us of gross proceeds of $12,579,801 before commissions and other transaction expenses. The Swanson Family Limited Partnership, whose trustee is Kent Swanson, a director, acquired 100,000 shares in this transaction and trusts for the benefit of Mr. Swanson’s children obtained an additional 10,000 shares.

In 2002, an entity controlled by Kent Swanson, one of our directors, purchased 110,000 shares of our common stock in a private offering at a purchase price of $3.50 per share, at the same price, and on the same terms as all other participants in the private offering. In May of 2003, Mr. Swanson purchased $50,000 worth of convertible notes and warrants in our 2002-2003 bridge note and warrant purchase offering to accredited investors, at the same price, and on the same terms as all of the other participants in the bridge note and warrant offering, which notes are convertible into shares of our common stock at a price of $3.50 per share, with 1,786 warrants exercisable at $3.85 per share. In October 2003, Mr. Swanson purchased $50,000 worth of our series A preferred stock at a purchase price of $4.375 per share, or 11,429 series A preferred shares, at the same price, and on the same terms as all other series A participants. In February and April of 2004, Mr. Swanson purchased $55,000 worth of convertible notes and warrants in our 2004 bridge note and warrant purchase offering to accredited investors, at the same price, and on the same terms as all of the other participants in the bridge note and warrant offering, which notes are convertible into shares of our common stock at a price of $4.375 per share, with 4,125 warrants exercisable at $4.375 per share. In April 2004, Mr. Swanson agreed to convert this bridge note into common stock prior to our initial public offering. In return, we granted Mr. Swanson 4,125 additional warrants and lowered the conversion price of all of Mr. Swanson’s warrants to $3.50 per share.

We have incurred fees to Bathgate Capital Partners, a registered broker-dealer, for raising debt and equity for us. Steve Bathgate controls Bathgate Capital Partners and is a former director of our Company. Mr. Bathgate resigned his board position in January 2004. We paid the following amounts to Bathgate Capital Partners in 2002—$32,000 in cash and $22,000 by issuing stock; in 2003—$8,000 in cash, 25,643 warrants (exercise price of $3.50 each and expiring February 12, 2008) and $35,000 by issuing stock; and in 2004, $62,000 in cash, 13,286 warrants in March 2004 (exercise price of $4.38 each and expiring March 31, 2009) and 1,786 warrants in April 2004 (exercise price of $4.38 per share and expiring April 5, 2009). In connection with the acquisition of MPC Computers, we paid Bathgate affiliates $550,000 in the form of promissory notes and 200,000 warrants exercisable at $3.00 per share. We paid no other compensation to Bathgate Capital Partners or Mr. Bathgate for these services. Since inception, we have used other non-related organizations to perform similar services, on terms and conditions substantially similar to those in the Bathgate Capital Partners arrangements. Accordingly, we believe that our relationship with Bathgate Capital Partners has been conducted on terms and conditions that are substantially similar to those other arrangements.

We have entered into an agreement with BBK, Ltd., an international business advisory firm established in 1977 that provides financial, strategic and operational consulting services to its clients, to provide all services normally and customarily associated with the role of an interim chief financial officer in addition to other interim management advisory services that we may so require. Our prior interim Chief Financial Officer, Mr. Webb, remained a direct employee of BBK while he served as our interim Chief Financial Officer. We pay BBK for services on an hourly basis.

On September 6, 2006 we entered into a Consulting Agreement with Crestview Capital Master, LLC (“Crestview”), a beneficial owner of over 10% or our outstanding common stock, pursuant to which we retained Crestview as a business consultant through August 31, 2007 unless earlier terminated by either party upon 30 days notice to the other party. In consideration for the consulting and advisory services to be provided by Crestview, we issued to Crestview warrants to purchase up to 360,000 shares of Common Stock for $1.10 per share (the “Warrants”).

We have entered into indemnification agreements with each of our directors and officers and certain other employees that may, in some cases, be broader than the specific indemnification provisions contained in the Colorado Business Corporation Act. The indemnification agreements may require us, among other things, to indemnify the directors and officers against certain liabilities, other than liabilities arising from willful misconduct of a culpable nature, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified. We have a directors’ and officers’ insurance policy to cover our obligations under these agreements.

All future transactions between us and our officers, directors, principal shareholders and affiliates will be approved by a majority of the independent and disinterested members of our Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish HyperSpace with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2005, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons except as follows: (1) On March 13, 2006, John P. Yeros filed one late Form 4 to report one transaction that occurred on Oct. 13, 2005; (2) On September 9, 2005, Mark J. Endry and Mark A. Pougnet each filed one late Form 4 to report one transaction that occurred on March 18, 2005.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit and Corporate Governance Committee are independent under applicable SEC rules and American Stock Exchange listing standards. The Audit and Corporate Governance Committee has reviewed and discussed with the management and the independent accountants the audited financial statements as of and for the fiscal year ended December 31, 2005 and the independent accountants’ report thereon. Additionally, the Audit and Corporate Governance Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit and Corporate Governance Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants’ independence. Based on the discussions and reviews noted above, the Audit and Corporate Governance Committee recommended to the Board of Directors that the audited financial statements be included in HyperSpace’s Annual Report on Form 10-KSB for the fiscal year 2005 for filing with the Securities and Exchange Commission.

The Audit and Corporate Governance

Committee of the Board of Directors

David A. Young (Chairman)

Eric D. Murphy

Kent Swanson

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Ehrhardt Keefe Steiner & Hottman PC currently serves as our independent accountants, and that firm conducted the audit of our accounts for fiscal year 2005. The Audit and Corporate Governance Committee has appointed Ehrhardt Keefe Steiner & Hottman to serve as independent accountants from January 1, 2005 to December 31, 2006 to conduct an audit of our accounts. Representatives of Ehrhardt Keefe Steiner & Hottman PC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Auditor Fees

The aggregate fees billed for professional services rendered by Ehrhardt Keefe Steiner & Hottman PC for fiscal years 2005 and 2004 are as follows:

	2005	2004

Audit Fees (1)	$274,925	$39,601
Audit Related Fees (2)	$-	$187,129
Tax Fees	$-	$-
Other Fees	$-	$-

Total Fees	$$274,925	$$226,730

(1) Fiscal year 2005 audit fees consisted of audit and quarterly reviews of the consolidated financial statements for the year ended December 31, 2005, audit of the opening balance sheet of MPC Computers, LLC, and services normally provided by our accountants in connection with statutory and regulatory filings. Fiscal year 2004 audit fees consisted of audit and quarterly reviews of the consolidated financial statements for the year ended December 31, 2004.

(2) Included consents and other services related to our initial public offering and filings with the SEC.

The Audit and Corporate Governance Committee has determined that all services performed by Ehrhardt Keefe Steiner & Hottman PC are compatible with maintaining the independence of Ehrhardt Keefe Steiner & Hottman PC.

Audit and Corporate Governance Committee Pre-Approval Policy

The Audit and Corporate Governance Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit and Corporate Governance Committee.

The Audit and Corporate Governance Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit and Corporate Governance Committee at its next scheduled meeting. The Audit and Corporate Governance Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

For 2005, all audit and non-audit services provided by our independent registered public accounting firm were pre-approved.

In connection with the audit of our financial statements for the fiscal years ended December 31, 2005 and December 31, 2004, Ehrhardt Keefe Steiner & Hottman PC only used full-time, permanent employees.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2007 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than September 8, 2007.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2007 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Section 2.18 of the Bylaws, must be received by the Secretary no earlier than September 8, 2007 and no later than October 8, 2007. Notices should be sent to: the Secretary, HyperSpace Communications, Inc., 906 E. Karcher Road, Nampa, ID 83687.

For proposals that are not timely filed, HyperSpace retains discretion to vote proxies it receives. For such proposals that are timely filed, HyperSpace retains discretion to vote proxies it receives provided that (1) HyperSpace includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference in this Proxy Statement the information we file with them, which means that we can disclose important information to you by referring you to the documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement. We are incorporating by reference in this Proxy Statement the following documents filed by us:

1.               Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (filed on March 31, 2006), as amended by Form 10-KSB/A filed on April 28, 2006.

2.               Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006 (filed on April 15, 2006) and June 30, 2006 (filed on August 14, 2006).

A copy of our 2005 Annual Report to Shareholders, which includes our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as well as copies of the above referenced Quarterly Reports on Form 10-QSB are being delivered to our shareholders along with this proxy statement. Additional copies may be obtained from the Secretary of HyperSpace Communications, Inc., at 906 E. Karcher Road, Nampa, ID 83687. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

By Order of the Board of Directors,

John P. Yeros

Chief Executive Officer

November 22, 2006

Name
Name/Address Name/Address Address Address	☐	Mark this box with an X if you have made changes to your name or address details at left.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

This proxy is solicited by the Board of Directors of HyperSpace Communications, Inc. for use at the Annual Meeting of Shareholders on December 22, 2006.

John Yeros (CEO and Chairman), with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of HyperSpace Communications, Inc. to be held at our corporate offices located at 906 E. Karcher Road, Nampa, Idaho 83687 at 9:00 a.m. local time, on December 8, 2006, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2, 3, and 4.

A	Issues
The Board of Directors recommends a vote FOR the following proposals

1.	A proposal to ratify and approve the issuance of up to $20 million of convertible debentures and warrants as more fully described in the accompanying Proxy Statement;	For ☐	Against ☐	Abstain ☐

2.	A proposal to amend our Amended and Restated Articles of Incorporation to increase the number of shares of common stock we can issue from 50,000,000 shares to 100,000,000;	For ☐	Against ☐	Abstain ☐

3.	A proposal to amend our Articles of Incorporation to change the name of the Company to MPC Corporation; and	For ☐	Against ☐	Abstain ☐

4.	A proposal to reclassify one member of our Board of Directors to serve for the term as more fully described in the accompanying Proxy Statement until his or her successor is elected and qualified.	For ☐	Withhold ☐

B	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy)	Signature 1—Please keep signature within the box		Signature 2—Please keep signature within the box

Proxy – HyperSpace Communications, Inc.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: http://www.computerhsare.com/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on December 8, 2006.

THANK YOU FOR VOTING